INVESTMENT ADVISORY AGREEMENT


     This Agreement, made this 1st day of November, 1993, by and between Voyageur Funds, Inc., a Minnesota corporation (the "Company"), on behalf of each Fund represented by a series of shares of common stock of the Fund that adopts this Agreement (each a "Fund" and, collectively, the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Voyageur Fund Managers, Inc., a Minnesota corporation ("Voyageur"),

     WITNESSETH:

     1. INVESTMENT ADVISORY SERVICES.

     (a) The Company hereby engages Voyageur on behalf of the Funds, and Voyageur hereby agrees to act, as investment adviser for, and to manage the investment of the assets of, the Funds.

     (b) The investment of the assets of each Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, and the current Prospectus and the Statement of Additional Information, if any, of the Company and each Fund and shall conform to the policies and purposes of each Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of the Company. Within the framework of the investment policies of each Fund, and except as otherwise permitted by this Agreement, Voyageur shall have the sole and exclusive responsibility for the management of each Fund's investment portfolio and for making and executing all investment decisions for each Fund. Voyageur shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine appropriate, in order to permit the Board to determine the adherence of Voyageur to the investment policies of the Funds.

     (c) Voyageur shall, at its own expense, furnish all office facilities, equipment and personnel necessary to discharge its responsibilities and duties hereunder. Voyageur shall arrange, if requested by the Company, for officers or employees of Voyageur to serve without compensation from any Fund as directors, officers, or employees of the Company if duly elected to such positions by the shareholders or directors of the Company (as required by law).

     (d) Voyageur hereby acknowledges that all records pertaining to each Fund's investments are the property of the Company, and in the event that a transfer of investment advisory services to someone other than Voyageur should ever occur, Voyageur will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Company.

     2. COMPENSATION FOR SERVICES.

     In payment for the investment advisory and management services to be rendered by Voyageur hereunder, each Fund shall pay to Voyageur a monthly fee, which fee shall be paid to Voyageur not later than the fifth business day of the month following the month in which said services were rendered. The monthly fee payable by each Fund shall be as set forth in EXHIBIT A hereto, which may be updated from time to time to reflect amendments, if any, to EXHIBIT A. The monthly fee payable by each Fund shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws, and currently effective Prospectus and Statement of Additional Information of the Company and the Fund. For purposes of calculating each Fund's average daily net assets, as such term is used in this Agreement, each Fund's net assets shall equal its total assets minus (a) its total liabilities and (b) its net orders receivable from dealers.

     3. ALLOCATION OF EXPENSES.

     (a) In addition to the fee described in Section 2 hereof, each Fund shall pay all its costs and expenses which are not assumed by Voyageur. These Fund expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Fund and any public offering of its shares, including, among others, Rule 12b-1 plan of distribution fees (if any), interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of Voyageur or the principal underwriter of the Fund's shares (the "Underwriter"), or any of their affiliates, expenses of directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of redemption of shares, expenses of issue and sale of shares (to the extent not borne by the Underwriter under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of custodians, transfer agents, dividend disbursing agents, accounting services agents, investor servicing agents, and bookkeeping, auditing, and legal expenses. Each Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders.

     (b) The Underwriter shall bear all advertising and promotional expenses in connection with the distribution of each Fund's shares, including paying for prospectuses for new shareholders, except as provided in the following sentence. No Fund shall use any of its assets to finance costs incurred in connection with the distribution of its shares except pursuant to a Plan of Distribution, if any, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (as amended, the "Act").

     4. LIMIT ON EXPENSES.

     Voyageur shall reimburse each Fund, in an amount not in excess of the investment advisory and management fee payable by such Fund, if, and to the extent that, the aggregate operating expenses of the Company, including the investment advisory and management fee, Rule 12b-1 fees (if any) and deferred organizational costs but excluding interest expense, taxes and brokerage fees and commissions, are in excess of the expense limit applicable to such Fund, which is set forth in EXHIBIT A hereto.

     5. FREEDOM TO DEAL WITH THIRD PARTIES.

     Voyageur shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     6. REPORTS TO DIRECTORS OF THE FUND.

     Appropriate officers of Voyageur shall provide the directors of the Company with such information as is required by any plan of distribution adopted by the Company on behalf of any Fund pursuant to Rule 12b-1 under the Act.

     7. EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

     (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on EXHIBIT A hereto.

     (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons", as defined in the Act, of Voyageur or of the Company cast in person at a meeting called for the purpose of voting on such approval.

     (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Directors of the Company or by the vote of a majority of the outstanding voting securities of such Fund, or by Voyageur, upon 60 days' written notice to the other party.

     (d) This agreement shall terminate automatically in the event of its "assignment" (as defined in the Act).

     (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote of: (i) a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Act) of Voyageur or of the Company cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the outstanding voting securities of the applicable Fund.

     (f) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.

     8. NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN WITNESS WHEREOF, the Company and Voyageur have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       VOYAGEUR FUNDS, INC.

                                       BY /s/John G. Taft
                                       ----------------------
                                         Its
                                             ----------------


                                       VOYAGEUR FUND MANAGERS, INC.

                                       By /s/
                                       ---------------------
                                       Its
                                           -----------------


                                    Exhibit A
                                       to
                          Investment Advisory Agreement
                                     between
                          Voyageur Fund Managers, Inc.
                                       and
                              Voyageur Funds, Inc.


                                                           MONTHLY  ADVISORY FEE
                                                          (as % of average daily
           FUND                       EFFECTIVE DATE            net assets)
           ----                       --------------       ---------------------

Series A (Class A)--Voyageur U.S.
Government Securities Fund            November 1, 1993            .041666% (1-A)


(1-A) Voyageur shall reimburse the Class A shares of the Fund, in an amount not in excess of the administrative services fee and the advisory and management fee payable by the Class A shares of the Fund, if, and to the extent that, the aggregate operating expenses of the Class A shares of the Fund, including the advisory and management fee, the administrative services fee, deferred organizational costs and Rule 12b-1 fees (if any), but excluding interest expense, taxes and brokerage fees and commissions, are in excess of 1.25% (on an annual basis) of the average daily net assets of the Class A shares of the Fund (the "Expense Limit"). Voyageur shall first reimburse to the Class A shares of the Fund the advisory and management fee payable hereunder by the Class A shares of the Fund and then, to the extent necessary to reduce expenses to the Expense Limit, shall reimburse to the Class A shares of the Fund the administrative services fee.

Series A (Class B)--Voyageur U.S.
Government Securities Fund            June 1, 1994                .041666% (1-B)

(1-B) Voyageur shall reimburse the Class B shares of the Fund, in an amount not in excess of the administrative services fee and the advisory and management fee payable by the Class B shares of the Fund, if, and to the extent that, the aggregate operating expenses of the Class B shares of the Fund, including the advisory and management fee, the administrative services fee, deferred organizational costs and Rule 12b-1 fees (if any), but excluding interest expense, taxes and brokerage fees and commissions, are in excess of 2.00% (on an annual basis) of the average daily net assets of the Class B shares of the Fund (the "Expense Limit"). Voyageur shall first reimburse to the Class B shares of the Fund the advisory and management fee payable hereunder by the Class B shares of the Fund and then, to the extent necessary to reduce expenses to the Expense Limit, shall reimburse to the Class B shares of the Fund the administrative services fee.

Series A (Class Y)--Voyageur U.S.
Government Securities Fund            June 1, 1994                .041666% (1-Y)

(1-Y) Voyageur shall reimburse the Class Y shares of the Fund, in an amount not in excess of the administrative services fee and the advisory and management fee payable by the Class Y shares of the Fund, if, and to the extent that, the aggregate operating expenses of the Class Y shares of the Fund, including the advisory and management fee, the administrative services fee, deferred organizational costs and Rule 12b-1 fees (if any), but excluding interest expense, taxes and brokerage fees and commissions, are in excess 1.25% (on an annual basis) of the average daily net assets of the Class Y shares of the Fund (the "Expense Limit"). Voyageur shall first reimburse to the Class Y shares of the Fund the advisory and management fee payable hereunder by the Class Y shares of the Fund and then, to the extent necessary to reduce expenses to the Expense Limit, shall reimburse to the Class Y shares of the Fund the administrative services fee.

Series A (Class C)--Voyageur U.S.
Government Securities Fund            September 1, 1994           .041666% (1-C)

(1-C) Voyageur shall reimburse the Class C shares of the Fund, in an amount not in excess of the administrative services fee and the advisory and management fee payable by the Class C shares of the Fund, if, and to the extent that, the aggregate operating expenses of the Class C shares of the Fund, including the advisory and management fee, the administrative services fee, deferred organizational costs and Rule 12b-1 fees (if any), but excluding interest expense, taxes and brokerage fees and commissions, are in excess of 2.00% (on an annual basis) of the average daily net assets of the Class C shares of the Fund (the "Expense Limit"). Voyageur shall first reimburse to the Class C shares of the Fund the advisory and management fee payable hereunder by the Class C shares of the Fund and then, to the extent necessary to reduce expenses to the Expense Limit, shall reimburse to the Class C shares of the Fund the administrative services fee.